EXHIBIT 99.1

Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
April 24, 2008	Fax (949) 480-8301

ACACIA RESEARCH REPORTS FIRST QUARTER 2008
FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – April 24, 2008 – Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three months ended March 31, 2008.

“Acacia Research consolidated revenues for the first quarter of 2008 were $9,048,000 compared to $25,185,000 in the year ago period.  Trailing 12-month revenues were $36,460,000 compared to $55,293,000 at the end of the first quarter of 2007.  Acacia Research reported a first quarter GAAP net loss from continuing operations of $3,949,000 or $0.14 per share, including non-cash charges totaling $3,164,000,” commented Acacia Research Corporation Chairman and CEO, Paul Ryan.

“Acacia Research's subsidiaries entered into 24 new licensing agreements in the first quarter generating revenues from 12 different licensing programs, including 4 new licensing programs.  We also acquired control of 5 new patent portfolios in the quarter and now control 93 patent portfolios.   Acacia expects continued growth in revenues, new licensing programs and the acquisition of new patent portfolios for future licensing, as we continue to build our leadership position in technology licensing.  Quarterly revenues will continue to be uneven.  Acacia is at an early stage in growing its business and our success to date in completing over 560 licensing agreements, covering 32 different technologies is generating interest from technology companies, universities and research centers wanting us to partner with them and take over the licensing of their patented technologies,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended March 31, 2008 and 2007

Results from Continuing Operations

Acacia Research Corporation reported consolidated first quarter 2008 license fee revenues of $9,048,000, compared to $25,185,000 in the first quarter of 2007.  First quarter 2008 license fee revenues included license fees from 12 of the Company’s technology licensing programs, including initial license fee revenues for our Electronic Message Advertising technology, Remote Management of Imaging Devices technology, High Quality Image Processing technology and Wireless Traffic Information technology. First quarter 2008 license fee revenues also included fees from the licensing of our DMT® technology, Portable Storage Devices with Links technology, Image Resolution Enhancement technology, Pop-up Internet Advertising technology, Rule-Based Monitoring technology, Electronic Address List Management technology, Audio Communications Fraud Detection technology and Telematics technology.   First quarter 2007 revenues included license fees from 22 new licensing agreements covering 11 of our technology licensing programs.  To date, the Company has generated revenues from 32 of its technology licensing programs.

Trailing twelve-month license fee revenues were $36.5 million as of March 31, 2008, as compared to $52.6 million as of December 31, 2007, $47.9 million as of September 30, 2007, $46.8 million as of June 30, 2007, and $55.3 million as of March 31, 2007.

The first quarter 2008 net loss from continuing operations was $3,949,000, as compared to net income from continuing operations of $4,435,000 in the first quarter of 2007.  Included in first quarter 2008 results from continuing operations are non-cash charges totaling $3,164,000, comprised of non-cash stock compensation charges of $1,829,000 and non-cash patent amortization charges of $1,335,000.  First quarter 2007 results from continuing operations included non-cash charges of $2,079,000, comprised of non-cash stock compensation charges of $763,000 and non-cash patent amortization charges of $1,316,000.

Marketing, general and administrative expenses consist of employee compensation and related personnel costs, including non-cash stock compensation expenses, office and facilities costs, legal and accounting professional fees, public relations, marketing, stock administration and other corporate costs, and patent related development, commercialization, research, consulting and maintenance costs.  First quarter 2008 marketing, general and administrative expenses increased to $6,349,000, including non-cash stock compensation charges of $1,829,000, from $4,328,000, including non-cash stock compensation charges of $763,000, in the comparable 2007 period.  Excluding non-cash stock compensation charges, marketing, general and administrative expenses increased $955,000.  The net increase was due primarily to the addition of licensing, business development and engineering personnel since the end of the comparable 2007 period, an increase in business development and licensing related  patent research and consulting costs and an increase in corporate, general and administrative costs.  The overall increase in marketing, general and administrative expenses is reflective of the continued growth and expansion of our operating subsidiaries' intellectual property acquisition, licensing and enforcement businesses and related ongoing operations. The increase was partially offset by a decrease in consulting expenses due to the expiration of the consulting agreement with the former CEO of Global Patent Holdings, LLC in January 2007 and a decrease in severance related costs.

Operating expenses for the first quarter of 2008 and 2007 included inventor royalties expenses of $2,090,000 and $5,486,000, respectively, and contingent legal fees expenses of $2,641,000 and $8,636,000, respectively.  The majority of our operating subsidiaries' patent portfolios are subject to patent and patent rights agreements with inventors containing provisions granting to the original patent owner the right to receive inventor royalties based on future net revenues, as defined in the respective agreements, and may also be subject to contingent legal fee arrangements with external law firms engaged on a contingent fee basis.  The economic terms of the inventor and contingent arrangements, if any, vary across patent portfolios.  As such, inventor royalties and contingent legal fees expenses fluctuate period to period based on the amount of revenues recognized each period and the mix of specific patent portfolios generating revenues each period.  The first quarter 2008 decrease in inventor royalties expense and contingent legal fees expense was primarily due to the decrease in license fee revenues recognized in the first quarter of 2008, as compared to the first quarter of 2007, as described above.

First quarter 2008 patent-related legal expenses were $1,016,000, compared to $1,367,000 in the comparable 2007 period.  Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside law firms engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  We expect patent-related legal expenses to continue to fluctuate quarter to quarter based on the factors summarized above, in connection with our current and future patent commercialization and enforcement programs.

Financial Condition

Total assets were $69,948,000 as of March 31, 2008 compared to $71,051,000 as of December 31, 2007.  Cash and cash equivalents and investments totaled approximately $46,088,000 as of March 31, 2008 compared to $51,433,000 as of December 31, 2007.  At March 31, 2008, investments included $6,000,000 of auction rate securities.  At April 24, 2008, auction rate securities held totaled $5,750,000.  The Company is in the process of completing its analysis of the fair value (in accordance with FAS 157, “Fair Value Measurements,”) and classification (current versus non-current) of its auction rate securities, in light of the recent credit and liquidity conditions in the market affecting auction rate securities.  Management expects to complete its assessment and reflect any impairment or reclassification of its auction rate securities, if any, in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or before May 8, 2008.

Business Highlights and Recent Developments

Business highlights of the first quarter and recent developments include the following:

(Note: Acacia Patent Acquisition LLC, Disc Link Corporation, InternetAd Systems LLC, Diagnostic Systems Corporation, Telematics Corporation, IP Innovation LLC, Creative Internet Advertising Corporation, Contacts Synchronization Corporation, Screentone Systems Corporation, International Printer Corporation, and Mobile Traffic Systems Corporation are all wholly owned operating subsidiaries of Acacia Research Corporation):

•
Disc Link Corporation entered into non-exclusive licenses with various companies covering patents relating to portable storage devices with links, including a license with Borland Software Corporation which resolves litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Borland products. The portable storage devices with links technology generally relates to products sold or distributed on CDs or DVDs that include a link to retrieve additional data via the Internet.

•	InternetAd Systems, LLC entered into licenses with the following companies covering a portfolio of patents that apply to Pop-Up Internet Advertising:

•	DoubleClick Inc.
•	The Condé Nast Publications resolving litigation pending in the United States District Court for the Northern District of Texas.
•	Time Warner Inc. resolving litigation pending in the United States District Court for the Northern District of Texas.
•	The McClatchy Company resolving litigation pending in the United States District Court for the Northern District of Texas.

The Pop-up Internet Advertising technology generally relates to user activated displays on a website which can include advertising, surveys, messages, sound, video, applets and any other graphic or textual content.

•	Diagnostic Systems Corporation entered into settlement agreements with the following companies, covering a portfolio of patents that apply to rule-based monitoring:

•
Quest Software, Inc., BMC Software, Inc., SAS Institute, Inc., Aspen Technology, Inc. and F-Secure, Inc. all resolving disputes that were pending in the District Court for the Central District of California.

The rule-based monitoring technology can be used to monitor a variety of hardware and software systems such as network nodes, servers, databases and applications.

•
Telematics Corporation entered into non-exclusive licenses with companies including Gearworks, Inc. covering a portfolio of patents that apply to Telematics technology.  The Telematics technology generally relates to systems and methods for displaying mobile vehicle information on a map.  This technology can be used in navigation and fleet management systems that combine wireless communication with GPS tracking and map displays.

•
IP Innovation, LLC, entered into a license agreement covering patents that apply to Image Resolution Technology.  The agreement resolves a lawsuit which was pending in the United States District Court for the Northern District of Illinois.  The licensed patents generally relate to the modification of a video or printed display to improve the perceived image quality beyond the basic pixel resolution of the display.

•
Creative Internet Advertising Corporation entered into a Settlement and Patent License Agreement with AOL LLC relating to patents covering electronic message advertising.  This patented technology generally relates to the software, methods, and systems used to insert, transmit, and display background images and graphics into instant messaging “skins” and email backgrounds.  This resolved a dispute that was pending in the United States District Court for the Eastern District of Texas.

•
Contacts Synchronization Corporation entered into a settlement agreement with Verizon Wireless in connection with the settlement of Verizon Wireless’s part in the patent infringement lawsuit Civil Action No. 07-C-0250-C, filed in the Western District of Wisconsin.  Terms of the agreement are confidential. Verizon Wireless settled the case without admitting any liability for the alleged patent infringement.

•
Screentone Systems Corporation, entered into a settlement and license agreement with Matsushita Electric Industrial Co., Ltd. and its affiliate, Panasonic Corporation of North America covering a portfolio of patents that apply to halftoning techniques used in printers.  This patented technology generally relates to methods for improving print image quality through the use of advanced signal processing techniques for transforming continuous toned images into high quality half toned images. This technology can be used in printing products such as high end laser printers and image setters.

•	International Printer Corporation entered into settlement and license agreements with the following companies, covering a portfolio of patents that apply to remote management of imaging devices:

•	Matsushita Electric Industrial Co., Ltd. and its affiliate, Panasonic Corporation of North America.
•	Seiko Epson Corp. and its affiliate, Epson America, Inc.

This patented technology generally relates to systems and methods that provide remote control and monitoring of networked imaging devices such as copiers, printers and fax machines.

•
Mobile Traffic Systems Corporation entered into settlement agreements with defendants in its lawsuits pending in the United States District Court for the Northern District of Alabama covering a portfolio that applies to wireless traffic information technology.  The wireless traffic information technology generally relates to systems and methods for transmitting, receiving and displaying traffic information on portable handheld and mobile displays.  This technology is used to identify traffic congestion and can be used with in-vehicle navigation display and portable handheld units such as cell phones and PDAs.

•	Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, including:

•
In January 2008, acquired a patent relating to surgical catheter technology. This patented technology relates to surgical devices, such as percutaneously insertable catheters and cannulas, that are used to access the circulatory system. These devices can be used in cardiology and other surgical procedures.

•
In January 2008, acquired rights to patents for vehicle maintenance systems.  This patented technology generally relates to vehicle maintenance alerts.  This technology may be used to alert a driver that an oil change or other vehicle maintenance should be performed.

•
In February 2008, acquired rights to a patent relating to online ad tracking technology. This patented technology relates to tracking advertising usage on a network such as the Internet.  For example, this technology can be used to track click through rates of web site advertising.

•	In March 2008, acquired rights to a patent relating to videoconferencing technology. This patented technology relates to videoconferencing systems and services based on the Internet.

•
In January 2008, Acacia Research Corporation announced that Craig Burnett joined the Company as Vice President.  Mr. Burnett joins Acacia from Discovision Associates, a patent licensing company wholly owned by Pioneer Corporation.  He was with Discovision since 1993, and was involved in licensing Discovision’s patent portfolio for optical disc technology to companies located in Japan and Korea.  Mr. Burnett also worked on assignment in Tokyo, Japan, from October 2002 through October 2006, with Discovision’s parent company, Pioneer Corporation, to assist with the licensing of Pioneer’s patent portfolio for DVD optical disc technology, where he helped start Pioneer’s DVD patent licensing programs in Korea, Taiwan and India.

Prior to Pioneer Corporation Mr. Burnett was an attorney with Arnold, White & Durkee and held engineering and marketing positions with Hewlett-Packard, Silvar-Lisco, Texas Instruments, and Harris Corporation.

•
In February 2008, Acacia Research Corporation announced that the Company named Jeffrey Anderson as Vice President, Engineering. Mr. Anderson has held a number of positions in the software industry during his 25 year career, including founder of a company developing mobile location based services, Director of Software Development at Websense, where he directed a department developing enterprise security solutions, Director of Software Development at Sun Microsystems, where he directed a department of over 100 employees in server systems development, and Manager of Software Development at Cray Research, where he managed a development team working on innovative fault management software.

A conference call is scheduled for today.  The Acacia Research Corporation presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 724-9518 for domestic callers and (913) 312-1229 for international callers, both of whom will need to provide the operator with the confirmation code 4191671.  A replay of the audio presentation will be available for 30 days at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, both of whom will need to enter the code 4191671 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control 93 patent portfolios covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, resource scheduling, spreadsheet automation, and user activated Internet advertising.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting the credit markets and technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ACACIA RESEARCH CORPORATION
CONSOLIDATED SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2008	2007

Total Assets	$69,948	$71,051
Total Liabilities	$7,154	$6,247
Total Stockholders’ Equity	$62,794	$64,804

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2008	March 31, 2007

License fee revenues	$9,048	$25,185

Operating expenses:
Marketing, general and administrative expenses (including non-cash stock compensation
expense of $1,829 for 2008 and $763 for 2007)	6,349	4,328
Inventory royalties and contingent legal fees expense - patents	4,731	14,122
Legal expenses - patents	1,016	1,367
Amortization of patents	1,335	1,316

Total operating expenses	13,431	21,133

Operating income (loss)	(4,383)	4,052

Interest income	455	407

Income (loss) from continuing operations before income taxes	(3,928)	4,459

(Provision) benefit for income taxes	(21)	(24)

Income (loss) from continuing operations	(3,949)	4,435

Discontinued operations:

Loss from discontinued operations - Split-off of CombiMatrix Corporation	-	(2,133)

Net income (loss)	$(3,949)	$2,302

Income (loss) per common share:
Acacia Research - Acacia Technologies stock:
Net income (loss)	$(3,949)	$4,435
Basic earnings (loss) per share	(0.14)	0.16
Diluted earnings (loss) per share	(0.14)	0.14

Acacia Research - CombiMatrix stock - Discontinued Operations - Split-off of CombiMatrix Corporation:
Loss from discontinued operations - Split-off of CombiMatrix Corporation	$-	$(2,133)
Basic and diluted loss per share	-	(0.04)

Weighted average shares:
Acacia Research - Acacia Technologies stock:
Basic	29,217,636	27,841,286
Diluted	29,217,636	30,969,991
Acacia Research - CombiMatrix stock:
Basic and diluted		52,516,220